EXHIBIT 99.1

Contact:
Investors/Media: The Ruth Group Stephanie Carrington/Jason Rando 646-536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com	Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer 574-269-7390 ext. 1002

FEBRUARY 15, 2006 PRESS RELEASE

Symmetry Medical Reports Fourth Quarter and Full Year 2005 Results

- Provides 2006 Guidance -

Fourth Quarter Highlights:

•                  Revenue increased 19.6% over fourth quarter 2004 to $62.6 million

•                  Operating income increased up 15.2% over fourth quarter 2004 to $11.6 million

•                  Net income increased to $7.3 million or $0.21 per diluted share

Full Year Highlights:

•                  Revenue increased 28.4% to $263.8 million

•                  Operating income increased 35.0% to $51.0 million

•                  Net income increased to $31.8 million, or $0.92 per diluted share

•                  Added over 100,000 square feet through facility expansions and openings

Warsaw, Indiana, February 15, 2006 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today fourth quarter 2005 and full year financial results for the period ended December 31, 2005.

The Company reported fourth quarter 2005 revenue of $62.6 million, a 19.6% increase over revenue of $52.3 million for the fourth quarter of 2004.

Gross profit for the fourth quarter of 2005 was $18.0 million, a 15.0% increase over gross profit of $15.6 million for the fourth quarter of 2004.  Gross margin for the fourth quarter 2005 was 28.7%, compared to a gross margin of 29.8% for the fourth quarter 2004. The lower gross margin rate was primarily driven by material inflation that was generally passed on which increases sales without any additional margin dollars and utility inflation across all our global facilities.

Operating income for the fourth quarter of 2005 was $11.6 million, a 15.2% increase over operating income of $10.0 million for the fourth quarter of 2004.  Operating margin for the fourth quarter 2005 was 18.5%, compared to an operating margin of 19.2% for the fourth quarter 2004.  The decrease in the operating margin over fourth quarter 2004 was driven by the lower gross margin rate.

Income before income taxes for the fourth quarter of 2005 was $10.8 million, compared to a loss before income taxes of $682,000 for the fourth quarter of 2004.

Net income for the fourth quarter 2005 was $7.3 million, or $0.21 per diluted share, compared to a net loss applicable to common shareholders of $2.0 million, or $0.10 per diluted share, for the fourth quarter 2004.  The net loss for the fourth quarter 2004 included a loss of $5.4 million, net of tax, on the extinguishment of debt related to the Company’s December 2004 IPO. Management believes that excluding these items provides a more meaningful basis for comparison of the periods presented. Excluding these items, net income for the fourth quarter 2004 would have been $3.4 million, or $0.17 per diluted share.

The weighted average number of diluted shares outstanding during the fourth quarter of 2005 was 35,101,000, which include the impact of 500,000 newly issued common shares issued in July 2005.

Full year 2005 revenues were $263.8 million, a 28.4% increase over revenue of $205.4 million for full year 2004. As a percentage of total revenue, the Company’s full year 2005 revenues are broken down into the following product categories: implants 39.2%; instruments 32.9%; cases 21.0% and; other 6.9%.

For the full year 2005, gross profit was $78.5 million, a 30.2% increase over gross profit of $60.3 million for full year 2004. Gross margin for the full year 2005 was 29.8%, compared with 29.4% for the full year 2004.

Operating income for the full year 2005 was $51.0 million, a 35.0% increase over operating income of $37.7 million for the full year 2004.  Operating margin for the full year 2005 was 19.3%, compared to operating margin of 18.4% for the full year 2004.

For the full year 2005, the Company reported net income of $31.8 million, or $0.92 per diluted share, compared to net income applicable to common shareholders of $2.7 million, or $0.15 per diluted share, for the full year 2004.  The results for the full year 2004, included a loss of $5.4 million, net of tax, on the extinguishment of debt related to the Company’s December 2004 IPO. Management believes that excluding these items provides a more meaningful basis for comparison of the periods presented.  Excluding these items, net income for the full year 2004 would have been $8.1 million, or $0.46 per diluted share.

Brian Moore, President and Chief Executive Officer, stated, “We are pleased with our fourth quarter and full year results, which demonstrate our customers’ continued support of our Total Solutions® Business Model. Our 2005 sales initiatives led to over 100 new customers and multiple cross-selling and up-selling opportunities. Symmetry now has over 750 customers. During 2005, we introduced several new products with a focus on minimally invasive procedures bringing Symmetry products to over 500. During the year, we expanded virtually every facility to optimally position the Company to meet the demands of our orthopedic customers around the globe.”

Mr. Moore continued, “Symmetry remains the premier provider of value added products, solutions and development capabilities to the global orthopedic industry. We have the scale and expertise that helps both large and small medical device companies innovate, differentiate their offerings from the competition’s offerings and bring products to market faster.”

During the fourth quarter, Symmetry Medical initiated construction of its previously announced 30,000 square foot Design & Development Center (DDC) in Warsaw, IN. Completion is scheduled for April 2006. The Company estimates that total cost for the facility will be approximately $2.5 million. In October, Symmetry Medical Cheltenham Ltd. relocated to a larger 25,000 square foot facility, more than doubling the size of the Company’s operation devoted to its European design and development services and instrument business.

Financial Guidance

The following estimates regarding 2006 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially and we refer you to the statement on forward looking statements that appears at the end of the release. These statements do not include the potential impact of new business or license agreements the Company may enter in future periods. The factors discussed above are not intended to be an exhaustive list of the factors that may affect our future performance.

For the full year 2006, the Company expects revenue to be in the range of $295 million to $303 million. The Company currently expects full year 2006 earnings per diluted share in the range of $1.08 to $1.11.   This estimate includes an incremental cost of approximately $0.02 per diluted share related to stock based compensation expense which includes the impact of implementing FASB-123(R).

AAOS

Symmetry Medical will be participating in the American Academy of Orthopaedic Surgeons (AAOS) 2006 Annual Meeting at McCormick Place in Chicago, IL, March 22-26, 2006.  Symmetry Medical products and technologies will be located at Booth 4023.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. EST on Thursday, February 16, 2006.  A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 362-5158 for domestic callers and (617) 597-5397 for international callers. The reservation number for both is 95273302. After the live Web cast, the call will remain available on Symmetry’s Web site through March 16, 2006. In addition, a telephonic replay of the call will be available until March 2, 2006. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 37839930.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward Looking Statements

Statements in this press release regarding Symmetry Medical Inc.’s business, which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements frequently are identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend” and similar words indicating possible future expectations, events or actions.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.  Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions affecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices.  For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, we refer you to the Company’s July 15, 2005 registration statement filed on Form S-1 which contains a detailed explanation of the many risk factors as well as the Company’s other filings with the Securities and Exchange Commission including the Company’s forthcoming Annual Report to be filed on Form 10-K, which are and will be available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and Symmetry Medical Inc. undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Symmetry Medical Inc.

Consolidated Statements of
Operations

	Three Months Ended		Fiscal Year Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
	(unaudited)	(unaudited)	(unaudited)
Revenue	$62,601	$52,338	$263,766	$205,391
Cost of Revenue	44,634	36,718	185,227	145,081

Gross Profit	17,967	15,620	78,539	60,310
Selling, general, and administrative expenses	6,413	5,591	27,570	22,569

Operating Income	11,554	10,029	50,969	37,741
Other (income) expense:
Interest expense	607	2,906	2,954	13,757
Loss on debt extinguishment	—	8,956	—	8,956
Interest rate swap valuation	74	(642)	(98)	(1,451)
Other	61	(509)	1,872	(740)

Income before income taxes	10,812	(682)	46,241	17,219
Income tax expense	3,519	(583)	14,441	5,524

Net income (loss)	7,293	(99)	31,800	11,695
Preferred stock dividends	—	(1,908)	—	(8,977)

Net income (loss) applicable to common shareholders	$7,293	$(2,007)	$31,800	$2,718

Net income (loss) applicable to common shareholders per share:
Basic	$0.21	$(0.10)	$0.94	$0.16

Diluted	$0.21	$(0.10)	$0.92	$0.15

Weighted average common shares and equivalent shares outstanding:
Basic	34,642	20,347	33,841	16,905
Diluted	35,101	20,347	34,670	17,767

Symmetry Medical Inc.

Consolidated Balance Sheets

	December 31,	January 1,
	2005	2005
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$12,471	$4,849
Accounts receivables, net	44,908	39,640
Inventories	38,783	34,083
Refundable income taxes	185	2,578
Deferred income taxes	1,867	2,036
Other current assets	4,032	5,635

Total current assets	102,246	88,821
Property and equipment, net	93,106	71,854
Interest rate swap valuation asset	584	486
Goodwill	124,518	127,369
Intangible assets, net of accumulated amortization	16,327	17,327
Other assets	864	1,011

Total Assets	$337,645	$306,868

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$18,983	$17,908
Accrued wages and benefits	10,997	9,384
Other accrued expenses	2,696	3,012
Income tax payable	1,241	2,008
Revolving line of credit	—	1,204
Current portion of capital lease obligations	3,239	3,572
Current portion of long-term debt	1,313	879

Total current liabilities	38,469	37,967
Deferred income taxes	11,139	9,547
Capital lease obligations, less current portion	8,532	11,709
Long-term debt, less current portion	26,250	31,500

Total Liabilities	84,390	90,723

Commitments and contingencies (Note xx)		—

Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued (December 31, 2005—34,704; January 1, 2005—33,174)	3	3
Additional paid-in capital	269,789	255,509
Unearned compensation	(816)	—
Retained earnings (deficit)	(17,378)	(49,178)
Accumulated other comprehensive income	1,657	9,811

Total Shareholders’ Equity	253,255	216,145

Total Liabilities and Shareholders’ Equity	$337,645	$306,868